Exhibit 10.1

August 28, 2020

Michael Perica
[Address redacted]

Dear Mr. Perica:

Rimini Street, Inc. (“Rimini Street”) is pleased to confirm our offer of employment to you as EVP
& Chief Financial Officer, reporting to Seth Ravin. The EVP & Chief Financial Officer, job description is enclosed. You will be based in your remote home office with a targeted start date of October 01, 2020 (“Start Date”).

Your annual salary is $300,000.00, which per pay period is $12,500.00, paid semi-monthly, subject to required withholding and deductions. You will have the opportunity to participate in the Company Bonus Plan at a target bonus of 66.67% of your annual salary at 100% achievement of all objectives, with the ability to earn more with over-achievement. The Company Bonus Program terms and conditions are described in Exhibit A.

Subject to the approval of Rimini Street’s Board of Directors (“Board”), you shall be granted an option (the “option”) to purchase 50,000 shares of Rimini Street Common Stock, at an exercise price equal to the fair market value of such shares on the date of the grant as determined by the Board. The option shall be granted pursuant to and upon the terms set forth in the Rimini Street, Inc. 2013 Equity Incentive Plan (“Stock Option Agreement”). So long as you remain actively employed by Rimini Street, the Option shall vest ratably on the first, second, and third anniversaries of the grant date. You will be required to agree to all terms and conditions within the Notice of Stock Option Grant and Stock Option Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.
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Additionally, subject to the approval of Rimini Street’s Board of Directors (“Board”), you shall be granted an award of Restricted Stock Units (“RSUs”) representing 100,000 shares of the Company's common stock (“Shares”). The RSUs will be granted under, and subject to the terms and conditions of, the Company’s 2013 Equity Incentive Plan (the “Plan”), as well as the terms and conditions to be set forth in the related RSU award agreement (the “RSU Agreement”) delivered pursuant to the Plan. So long as you remain actively employed by Rimini Street, the RSUs shall vest ratably on the first, second, and third anniversaries of the grant date. You will be required to agree to all terms and conditions within the RSU Agreement in order to participate in the program. Once your grant has been approved by the Board, E*TRADE will send you an email notifying you to open your account and review/accept your award.

Rimini Street, Inc.
Worldwide Headquarters 3993 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169 USA
Phone: +1 702.839.9671 Toll-Free: + 1 888.870.9692 Fax: +1 702.973.7491 riministreet.com

As a regular employee working at least 30 hours per week, you are also eligible to participate in our comprehensive benefits program, summarized in the attached Employee Benefits Guide.

This Offer of Employment supersedes any other offer and is made conditioned upon:

•Acceptable results from a background and reference check as well as verification of your employment history.
•Providing verification of your eligibility for employment in the United States.
•Please be advised that, while you may decline employment verification with your current employer at this time, we reserve the right to verify your current employment after your start date.

As well as your acceptance and execution of the following documents:

•The Rimini Street Employee Intellectual Property and Confidentiality Agreement
•Acceptable Use Policy
•Acknowledgment of the Employee Handbook

This offer is based on your individual skills and talent, and not based on a desire to benefit from any trade secrets, proprietary or confidential information and materials belonging to third parties (“Third Party Confidential Information”). In fact, you are not permitted to bring to Rimini Street, nor use at Rimini Street, any Third Party Confidential Information. Rimini Street respects Third Party Confidential Information of others.

This offer will expire on Sunday, August 30, 2020 at 5:00 PM Pacific Time, and is not meant to be construed as an employment contract. Your employment with Rimini Street will be "at will", meaning that either you or Rimini Street can terminate your employment at any time, for any reason or no reason.

To accept this Offer of Employment and this position, kindly sign below. Upon acknowledgement of your acceptance, you will receive instructions to complete the required documents, payroll and benefit information, and other items as appropriate for your new position.

We look forward to working with you to redefine enterprise software support at Rimini Street! Regards,
/S/ Seth A. Ravin
Seth A Ravin, CEO

I, Michael Perica, hereby accept this Offer of Employment:
☑ Michael Perica 8/28/2020 8:15 PM
Checking the checkbox above is equivalent to a handwritten signature.

EVP & Chief Financial Officer Job Description:

Under the Fair Labor Standards Act (FLSA) this position is Exempt. Please refer to the Employee
Handbook for definitions.

The Chief Financial Officer, CFO will work closely with the CEO, Board and executive team in leading the company in pursuit of continued gains in growth and operational efficiency. This executive must have CFO/senior financial leadership experience within a firm of similar size and complexity, along with significant public company experience. Rimini Street is a complex, global, and multifaceted fast-paced environment with ambitious growth plans; the CFO will play an integral role in that growth and have significant corporate operational and M&A related responsibilities. This is an excellent career opportunity within a collaborative and talented team that embodies passion, expertise, and results.

The successful candidate will provide leadership and expertise in continually improving financial accounting and FP&A processes, sharpening the visibility to key data and integrating data to provide holistic business insight. He/she will sponsor finance team training and education and build the overall capability and capacity of the Finance function. He/she will have overall responsibility for those Rimini Street communications regarding financial, risk management, capital structure, planning, and financial operations of the company. The successful candidate will be a leader who has the gravitas, business savvy, cultural sensitivity, and people skills to influence and inspire others. Teamwork and collaboration are key in the Rimini culture, and therefore it will be critical that this individual demonstrates drive and urgency coupled with grit, thick-skin, camaraderie, emotional intelligence, and humility.

The CFO will collaborate with functional and line operations leaders to develop priorities and action plans to meet financial and operational goals in a balanced manner. In addition, this person will be responsible for internal ERP and control systems/processes, and their improvements, required to protect and properly report the financial information of the company consistent with the requirements of the SEC, the requirements of SOX, the IRS, and other regulators.

Essential Duties and Responsibilities

–Senior Management Responsibility for Functional Departments/Areas: Accounting, Treasury & Risk; FP&A and Government Compliance.
–Sponsorship of Major Initiatives including: Implementing new global ERP and performance reporting, SOX 404 compliance, planning and forecasting system and procedures; and implementing new accounting systems.
–Operational Finance Transformation: Lead the design and implementation of standardized processes, training and communities of practice for Business Managers and Financial Leaders. Demonstrated success in change management is critical. Enhance financial transparency in order to provide management with optimal decision-making capability.
–Corporate Treasury and Risk: Ensure effective international banking; FX monitoring; business continuity planning; and capital structure for the company.
–Corporate FP&A: Provide analysis, counsel and guidance on the financial planning and analysis that is critical to the future operation of the business. He or she must be forward leaning in their posturing of the company, anticipate the unexpected, and continuously optimize and improve the operations for all that is expected.
–Corporate Accounting and Government Compliance: Revenue Recognition Process Improvement, Training of Corporate staff, process improvement within the Corporate Accounting department - billing and collection processes, A/P processes, payroll processes, etc. Play a central advisory role in ensuring proper SOX compliance, SEC reporting, and GAAP/tax compliance. Evaluate and strategically shape the indirect rate structure.
–Corporate Finance: Key role in Investor Relations; public reporting, acquisition due diligence and integration. Work closely with the CEO on the communication of the company’s financial growth strategy to optimize value/valuation and shareholder value as a publicly traded company. Ensure that the proper KPIs are well understood by the Street and internally at Rimini.
–M&A Leadership and Financial Integration: Take a leadership role in the overall M&A strategy and execution including strategy development, sourcing, negotiations, and financial elements of integration.
–Procurement & Payroll: Ensure efficient execution of these two areas.